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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )
Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

MAPLEBEAR INC.

(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

MAPLEBEAR INC.
50 Beale Street, Suite 600
San Francisco, California 94105
SUPPLEMENT TO THE DEFINITIVE PROXY STATEMENT
FOR THE 2025 ANNUAL MEETING OF STOCKHOLDERS
May 8, 2025
This proxy statement supplement (this “Proxy Supplement”) amends and supplements the definitive proxy statement on Schedule 14A (the “Proxy Statement”) of Maplebear Inc. (the “Company”) filed with the Securities and Exchange Commission (“SEC”) on April 8, 2025 in connection with the solicitation of proxies by the Company’s Board of Directors (the “Board”) for its 2025 Annual Meeting of Stockholders to be held virtually on May 22, 2025 at 11:00 a.m. Pacific Time (the “Annual Meeting”).
The purpose of this Proxy Supplement is to provide subsequent information relating to the intended resignation of the Chief Executive Officer of the Company (“CEO”). Except as updated by this Proxy Supplement, all information set forth in the Proxy Statement remains unchanged. This Proxy Supplement should therefore be read in conjunction with the Proxy Statement.
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On May 7, 2025, Fidji Simo, CEO of the Company, notified the Company of her intent to resign as CEO to pursue another opportunity. The date of Ms. Simo’s resignation as CEO is yet to be determined. Ms. Simo will continue to serve as Chair of the Board. The Board has consistently conducted succession planning exercises and expects that the Company’s new CEO, who will be announced soon, will be one of its highly talented senior executives.
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VOTING MATTERS

This Proxy Supplement does not change the proposals to be acted upon at the Annual Meeting, which are described in the Proxy Statement. As a stockholder, your vote is very important, and the Company’s Board of Directors encourages you to exercise your right to vote whether or not you plan to attend the Annual Meeting. If you have already voted by Internet, telephone, or mail, you do not need to take any action unless you wish to change your vote. Proxy voting instructions already returned by stockholders (via Internet, telephone, or mail) will remain valid and will be voted at the Annual Meeting unless revoked.